Exhibit 99.1

GLEACHER & COMPANY ANNOUNCES EXIT

OF FIXED INCOME BUSINESS

Company provides other updates

NEW YORK, N.Y.-- April 10, 2013  — Gleacher & Company, Inc. (Nasdaq: GLCH) today announced that it will exit its MBS & Rates and Credit Products businesses effective immediately.   Exiting these businesses, together with associated rightsizing of administrative and other support personnel, could impact up to approximately 160 employees.  The plan does not include the Company’s other business operations, principally investment banking.

The Company also announced that it is engaged in preliminary discussions with a third party regarding a potential business combination.  There can be no assurance that these discussions will result in a transaction.

Finally, after having reopened the period during which stockholders of the Company could submit proposals for nominations to the Company’s Board of Directors, the Company has received a submission from Clinton Relational Opportunity Master Fund, L.P., a stockholder of the Company, of a slate of individuals, including Thomas Hughes, the Company’s Chief Executive Officer and a current director, that it intends to nominate for election to the Company’s Board of Directors at the Annual Meeting of Stockholders scheduled for May 23, 2013.   If elected, these nominees would together constitute the entire Board of Directors.

About Gleacher & Company

Gleacher & Company, Inc. (Nasdaq: GLCH) is an independent investment bank that provides corporate and institutional clients with strategic and financial advisory services, including merger and acquisition, restructuring, recapitalization, and strategic alternative analysis, as well as capital raising.

Forward Looking Statements

This press release contains “forward-looking statements.” These statements are not historical facts but instead represent the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. The Company’s forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and demand for the Company’s services within those markets and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. The Company does not undertake to update any of its forward-looking statements.

For Additional Information Please Contact:

Investor Contact	Media Contact
Gleacher & Company, Inc.	Marcia Horowitz
Thomas J. Hughes	Rubenstein Associates
Chief Executive Officer	212.843.8014
212.273.7100